Exhibit 10.5(a)

Schedule A

Mr. Robert R. Firth

1266 Hazel Boulevard

Tulsa, Oklahoma 74114

Mr. David D. Hall

3716 East 43 Place

Tulsa, Oklahoma 74135

Re: Incentive Compensation for Executive Group

Dear Messrs. Firth and Hall:

This letter agreement (the “Letter Agreement”) will set forth the terms and conditions of incentive compensation which you will be eligible to receive as members of the Executive Group of Spectrum Field Services LLC or Atlas Pipeline Mid-Continent LLC (collectively, the “Company”) pursuant to your Employment Agreements with Atlas America, Inc. (the “Employment Agreements”).

1. “Executive Group” shall mean (1) Robert R. Firth (“Firth”), the President and Chief Executive Officer of the Company; (2) David D. Hall (“Hall”), the Vice President and Chief Financial Officer of the Company; and (3) such other officers of the Company as shall be mutually agreed upon in writing by the President and Chief Executive, the Vice President and Chief Financial Officer, and the Board of Directors of the Atlas Pipeline Partners GP,LLC, the sole member of the Company. Any person becoming a member of the Executive Group pursuant to the foregoing clause (3) shall enter into an employment agreement with Atlas America, Inc. of its affiliates (the “Employer”) having terms materially acceptable to such person and the Employer.

2. The Company’s Incentive Program for the Executive Group is structured in three parts: (A) Base Incentive; (B) Additional Incentive; and (C) Acquisition Look-Back Incentive.

A.	Base Incentive.

(1) The Executive Group shall receive from Atlas Pipeline Partners, L.P. (“APL”) that number of Common Units of Limited Partnership in APL (“Units”) equal to $1 million dollars divided by the closing price on the day before the date hereof rounded to the nearest whole number (the “Base Incentive”), on the day following the earlier of the filing of Atlas Pipeline Partners, L.P. September 30, 2007 quarterly financial report, or a Change of Control of the Company, if and only if each of the following conditions is met:

•

Distributable Cash Flow generated by the assets acquired by the Company from Spectrum Field Services, Inc., as may have been expanded from time to time, averages no less than 10.7%, on an annualized basis, of Average Gross Long Term Assets over the 13 quarters ending September 30, 2007, including the partial quarter ended September 30, 2004.

•	No more than two (2) quarters with Distributable Cash Flow of less than 7%, on an annualized basis, of Gross Long Term Assets for that quarter, including the partial quarter ended September 30, 2004.

If the above conditions are met, Units shall be issued (subject to compliance with securities laws) promptly following the filing of the Atlas Pipeline Partners, L.P. September 30, 2007 quarterly financial report, but in no event later than December 31, 2007.

B.	Additional Incentive.

(1) To the extent that the average annual distributable cash flow exceeds 10.7% of Gross Long Term Assets for the 13 quarters ending September 30, 2007, the Executive Group shall receive from APL additional Units in an amount equal to 7.42% of the Base Incentive for each one tenth of one percent (0.1%) or portion thereof in excess of 10.7%, up to a maximum of the Base Incentive, to be issued (subject to compliance with securities laws) promptly following the filing of the Atlas Pipeline Partners, L.P. September 30, 2007 quarterly financial report, but in no event later than December 31, 2007.

C.	Acquisition Look-Back Incentive.

•

At the end of the 12th full quarter following the execution of this Agreement, provided at least one of Firth and Hall is still employed by the Employer at that date, the Executive Group shall be eligible for further incentive compensation if a member of the Executive Group is actively employed by Employer at the time and has met the requirements necessary to receive the Base Incentive, as described above, based on the following:

•

The Executive Group as a whole shall be entitle to receive a number of Units determined by dividing (X) the sum of (i) 1.5% of the aggregate Imputed Value determined as provided below) of all acquisitions completed by the Company in the Mid-continent of the United States between the date hereof and December 31, 2007 (the “measurement Period”) that were identified by members of the Executive Group or by employees of the Company who directly report to any member of the Executive Group and (ii) 0.5% of the aggregate Imputed Value of all acquisitions completed by the Company in the Mid-continent of the United States during the Measurement Period which are sourced or identified to the Company by others by (Y) the average of the closing prices of the Units on the New York Stock Exchange on each of the five (5) trading days preceding the Award Date (as defined below). The aggregate number of Units to which the Executive Group shall be entitled shall be allocated among the members of the Executive Group at the sole discretion of the President and Chief Executive Officer of the Company. Attached as Exhibit A hereto is a model calculation of the Acquisition Look-Back Incentive, which is provided for illustrative purposes only.

•

The Imputed Value of acquisition completed by the Company during the Measurement Period shall be equal to (i) the actual Distributable Cash Flow generated by the acquired company during the period January 1, 2008, through December 31, 2008, divided by (ii) the Yield. For purposes of the foregoing, Yield shall mean an amount determined by dividing (i) the amount of the regular quarterly distribution made by APL in respect of the fourth calendar quarter of 2008 multiplied by four (4) by (ii) the closing price of a Unit on the New York Stock Exchange on the last business day of such calendar quarter. The amount of Distributable Cash Flow with respect to an acquisition completed during the Measurement Period shall be based on the consolidating audited financial statements of such acquisition for the year ending December 31, 2008.

•	Award Date means December 31, 2008.

•

Payment of Units to the Executive Group shall be made as promptly as practicable after the Award Date and the completion of all necessary consolidating financial statements for the year ending December 31, 2008.

•

For the avoidance of doubt, the assets of the Company (and all expansions thereto) that represent the assets of Spectrum Field Services, Inc. which were acquired by the company on July 16, 2004, pursuant to the certain Securities Purchase Agreement dated July 10, 2004, shall be excluded for purposes of this Section C and such acquisition and assets (and expansions thereto) shall not be considered an acquisition completed during the Measurement Period.

D.	Limitations on Units to be received by any Individual. ]

Notwithstanding any provisions of this Letter, no individual (or group of related individuals) shall receive Units in an amount in excess of one percent of the total number of Units outstanding. Any amount due hereunder to any individual hereunder in excess of this amount shall be paid in cash based on the average closing price of the Units for the five (5) trading days preceding the date of required payment.

E.	Definitions.

“Gross Long Term Assets” are defined as total assets, less current assets, less closing costs associated with any acquisition, plus accumulated depreciation, depletion and amortization, provided that any impairment to goodwill shall not be deducted from gross long-term assets, in each case calculated in accordance with GAAP.

“Distributable Cash Flow” is defined as earnings before interest, depreciation, amortization and any direct or indirect allocation of parent, subsidiary or affiliate overhead, less maintenance capital expenditures of those assets acquired from Spectrum Field Services, Inc. as may have been expanded from time to time. It does not include any contributions from preexisting Atlas Pipeline Partners LP activities or from subsequent acquisitions. Computations will be made separately for acquisition sourced by the Executive Group and those sourced by others.

“Executive Group” is defined as Mr. Robert Firth, Mr. David Hall and such other officers of the Company as may be mutually agreed upon in writing from time to time by the President and Chief Executive Officer of the Company, the Vice President and Chief Financial Officer, and the Board of Directors of the Company.

“Maintenance Capital Expenditures” are those capitalized costs expended to maintain the existing integrity and capability of the assets. They specifically do not include any costs to expand the capability of the system, including costs necessary to connect new and/or expand existing sources of gas supply to the system.

“Mid-continent of the United States” for purposes of this Agreement, is defined as the states of Arkansas, Kansas, Oklahoma, New Mexico and Texas.

“Change of Control” shall mean the transaction or series of related transactions in which the outstanding shares of the Company are exchanged for cash, securities or other property as a result of which the current owners of the capital shares of the Company do not own capital shares in the Company representing at least fifty-one percent (51%) of the voting power therein.

3. Allocation of the Compensation Incentives among the members of the Executive Group shall be determined at the discretion of the President and Chief Executive Officer, provided, however that no individual shall be entitled to more than sixty percent of the total compensation provided for hereunder.

4. The terms and conditions set forth in this letter agreement supersede any prior agreements concerning incentive compensation for the Executive Group and may be modified only by writing, executed by the President and Chief Executive Officer and the Board of Directors of the Company.

Very truly yours

/s/ MICHAEL L. STAINES
Michael L. Staines Executive Vice President

ATLAS PIPELINE PARTNERS, L.P.
I understand and agree to the terms set forth in this Letter Agreement	By:	Atlas Pipeline Partners GP, LLC,
its general partner
/s/ ROBERT R. FIRTH
Robert R. Firth	By:

/s/ DAVID D. HALL
David D. Hall

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